UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2016

EARTHLINK HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15605	58-2511877
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., Suite 900, Atlanta, Georgia 30309

(Address of principal executive offices) (Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 30, 2016, EarthLink Holdings Corp. (the “Company”) entered into a second amended and restated credit agreement (the “Credit Agreement”) with Regions Bank, as administrative and collateral agent, and the other lenders party thereto, providing for a new senior secured revolving credit facility with aggregate revolving commitments of up to $125 million (the “Revolving Credit Facility”) and an up to $50 million delayed draw senior secured term loan facility (the “Term Loan A” and together with the Revolving Credit Facility, the “Credit Facility”).

The Revolving Credit Facility replaces the Company’s existing $135 million senior secured credit facility and consists of the following:

•                  a facility under which the Company may obtain from time to time revolving loans of up to an aggregate principal amount of $125 million outstanding at any time.

•                  a $30 million sublimit for the issuance of standby letters of credit; and

•                  a $10 million sublimit for swingline loans.

As of the date of this filing, no loans are outstanding under the Revolving Credit Facility.

The Term Loan A may be drawn upon (subject to satisfaction of conditions precedent to credit extensions set forth in the Credit Agreement) in one advance at any time through the date that is 110 days after June 30, 2016.

The Company’s current borrowing rate under the Credit Facility is LIBOR plus 3.25%.

The Credit Facility may in the future be increased by up to $50 million (so long as the aggregate amount of the Credit Facility does not exceed $175 million) with additional commitments from the current lenders or other financial institutions reasonably acceptable to the administrative agent and the satisfaction of conditions to such increase contained in the Credit Agreement.

The Company is the borrower under the Credit Facility. All obligations of the borrower under the facility are guaranteed by each of the Company’s existing direct and indirect domestic subsidiaries and will be guaranteed by certain of the Company’s future direct and indirect domestic subsidiaries (other than immaterial subsidiaries).

The obligations of the Company and the subsidiary guarantors under the Credit Facility, as well as obligations under any treasury management, interest protection or other hedging arrangements entered into with a lender (or affiliate thereof), are secured by (subject to certain liens permitted by the Credit Agreement) liens, which rank equally with the Company’s other senior secured indebtedness, on and security interests in, (i) substantially all of the Company’s and the subsidiary guarantors’ present and future personal property assets (subject to certain exclusions set forth in the Credit Agreement), (ii) certain of the Company’s and the subsidiary guarantors’ present and future real estate owned in fee simple that is required by the Credit Agreement to be mortgaged, (iii) all present and future shares of the capital stock of the Company’s and the subsidiary guarantors’ present and future subsidiaries (excluding any stock in excess of 66% of the voting stock of non-U.S. subsidiaries), and (iv) all proceeds and products of the foregoing property and assets.

The Company may use the proceeds of loans under the Credit Facility for the redemption or repurchase of outstanding 8.875% senior notes due 2019 or 7.375% senior secured notes due 2020, working capital, permitted acquisitions, capital expenditures and general corporate purposes, including the refinancing of existing indebtedness, in each case not in contradiction of applicable laws.  Letters of credit issued under the Credit Facility may be used to support operating needs of the Company and its subsidiaries.

The Revolving Credit Facility will terminate on June 30, 2021, provided that if the 7.375% senior secured notes due 2020 have not been redeemed or refinanced in full on or prior to February 29, 2020, the Revolving Credit Facility shall terminate on February 29, 2020 (the “Maturity Date”).  The Term Loan A will be subject to quarterly amortization of principal, commencing with the first fiscal quarter ending after the Term Loan A is funded, as set forth below with the remaining outstanding principal amount (and any accrued and unpaid interest) due on the Maturity Date:

Year 1: 5.0%

Year 2: 5.0%

Year 3: 7.5%

Year 4: 7.5%

Year 5: 10.0%

The Company may prepay the Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company may irrevocably reduce or terminate the unutilized portion of the Revolving Credit Facility at any time without penalty.

The Credit Agreement contains representations and warranties, covenants, and events of default with respect to the Company and its subsidiaries that are customarily applicable to senior secured credit facilities.  The negative covenants contained in the Credit Agreement include restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, make capital expenditures, incur liens on assets, engage in certain mergers, acquisitions or divestitures, pay dividends or make other distributions, voluntarily prepay certain other indebtedness (including certain prepayments of the Company’s senior secured notes and senior notes), enter into transactions with affiliates, make investments, and change the nature of their businesses, and amend the terms of certain other indebtedness (including the Company’s existing notes), in each case subject to certain exceptions set forth in the Credit Agreement.

Additionally, the Credit Agreement requires the Company to maintain a consolidated net leverage ratio of not greater than 3.5 to 1.0 (with restrictions on cash netting) and a consolidated interest coverage ratio of not less than 2.5 to 1.0.

The foregoing description of the Credit Agreement does not purport to be complete and the references to the Credit Agreement are qualified in their entirety by reference to the copy of the document filed herewith as Exhibit 10.1 which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth under Item 1.01 are incorporated herein by reference into this Item 2.03.

Item 8.01	Other Events

On June 30, 2016, the Company announced that it has exercised its right under the Indenture dated May 17, 2011 between the Company, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), to call for the redemption of a portion of the Company’s outstanding 8.875% senior notes due 2019 (the “Notes”).  The Company will redeem (the “Redemption”) $90 million aggregate principal amount of the Notes on August 4, 2016 (the “Redemption Date”).  The redemption price for the Redemption Notes will be equal to 102.219% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date.  To facilitate the Redemption, the Company intends to use approximately $40 million of cash, up to $5 million of the Revolving Credit Facility, and draw down the entire Term Loan A under the terms of the Credit Agreement.  The Company expects to record a loss on extinguishment of debt of approximately $2.3 million in its third quarter 2016 financial results in connection with the Redemption, consisting of the premium paid for the redemption and a non-cash charge for the write-off of unamortized discount on debt and debt issuance costs.  Deutsche Bank Trust Company Americas, the trustee under the Indenture, is sending a notice of redemption to all currently registered holders of the Notes.

This report is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities.

A copy of the related press release is filed herewith as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of June 30, 2016 between EarthLink Holdings Corp., Regions Bank, as administrative and collateral agent, and the other Lenders party thereto
99.1	Press Release dated June 30, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK HOLDINGS CORP.
(Registrant)

By:	/s/ Louis M. Alterman
Name:	Louis M. Alterman
Title:	Executive Vice President,
Chief Financial Officer

Date:  July 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of June 30, 2016 between EarthLink Holdings Corp., Regions Bank, as administrative and collateral agent, and the other Lenders party thereto
99.1	Press Release dated June 30, 2016